OurPet’s Company Reports Record Revenues
and Record Net Income for 2013 Fourth Quarter

FAIRPORT HARBOR, Ohio – February 27, 2014—OurPet’s Company (OTCQB:OPCO) (www.ourpets.com), a leading proprietary pet supply company today reported record 2013 fourth quarter revenue of $6,027,389, record net income of $375,355, and earnings per share of $.02 for the three months ended December 31, 2013.

Dr. Steven Tsengas, Chairman and CEO, commented, “We are pleased with our record results for the 2013 fourth quarter, which confirm the progress we are achieving related to our growth strategy including benefits from improved operating leverage. These results also enabled us to further strengthen our balance sheet by 2013 year-end, which included an 18% decline in total debt outstanding and a 24% increase in total stockholders’ equity compared to the same date in 2012.”

Dr. Tsengas, continued, “Solid progress is being achieved through the roll-out of our dual brand strategy in key sales channels. The fourth quarter of 2013 was particularly strong in the “feeding and storage” and “toys and accessories” categories. We now have the most complete line of proprietary feline waste and odor control products in the industry led by our improved line of SmartScoop® ,new EZ Scoop™ and Simply Scoop® products, and our new odorless™ technology-based products. We expect significant future sales and increased profitability from our pipeline of new products which is more robust than ever. We look forward to building upon our 2013 achievements in 2014 and beyond.”

2013 Fourth Quarter Results

Net revenue increased 1.3% to $6,027,389 for the 2013 fourth quarter compared to $5,947,407 for the same period a year ago. Fourth quarter 2012 net revenue included a $250,000 one-time promotional club order which did not reoccur in 2013. Sales in the grocery and mass merchandise sales channels were particularly strong during the 2013 fourth quarter compared to a year ago.

Gross profit increased 7% to $1,966,007 for the 2013 fourth quarter from $1,833,473 for the same period in 2012. This increase of approximately $133,000 was attributable to increased sales and lower product costs. Gross profit margin increased to 32.6% for the 2013 fourth quarter from 30% for the same period a year ago led by continuous improvement efforts, better absorption of overhead costs and selective price increases.

Income from operations increased 62% to $571,686 for the 2013 fourth quarter from $352,633 for the 2012 fourth quarter This increase was primarily due to higher gross profit and lower selling, general and administrative (SG&A) expenses.

Income before taxes was $625,089 versus $301,987 for the same period in 2012 and included about $88,000 of other income related to favorable patent litigation and insurance settlements.

Income tax expense for the 2013 fourth quarter was $249,734 compared to $69,332 for the 2012 fourth quarter. The company’s book tax rate was 40.0% for the three months ended December 31, 2013, versus 23.0% for the same period in 2012.

Net Income increased 61% to $375,355 for the 2013 fourth quarter from $232,655 for the same period last year. Earnings per share increased to $0.02 for the 2013 fourth quarter from $0.01 for the 2012 fourth quarter.

EBITDA for the fourth quarter 2013 was $813,237 as compared to $508,093 for the same period a year ago. A reconciliation of EBITDA to GAAP Net Income is provided in an attachment to the summary financial statements.

2013 Twelve Months

Net revenue increased approximately 7% to $21,554,106 for the twelve months ended December 31, 2013 from $20,160,751 for the twelve months of 2012. Higher sales in the “feeding and storage” and “toys and accessories” categories were partially offset by lower sales in the “feline waste and odor control” category. Positive revenue comparisons were achieved in the Grocery, Mass Retail, Pet Specialty and International sales channels as well as for E-commerce and to Pet Specialty Distributors. Sales of Feline Waste and Odor Control products, which declined in 2013 compared to the prior year, are expected to increase significantly in 2014 with the introduction of several new products.

Gross profit increased 22% to $6,678,607 for 2013 from $5,457,286 in 2012. Gross profit margin increased to 31.0% for the twelve months ended December 31, 2013 compared to 27.1% the prior year. The year-over-year improvements benefited from higher net revenue, modest price increases, continuous improvement, better cost control and improved absorption of operating overhead costs.

Income from operations increased 316% to $1,717,805 for 2013 from $412,515 for 2012. This year-over-year increase was principally due to higher gross profit and to a lesser extent, lower SG&A expenses.

Income before taxes for the twelve months ended December 31, 2013, was $1,731,888 compared to $251,038 for 2012. Approximately $175,000 of income before taxes in 2013 was due to other income, related to successful patent litigation and insurance settlements.

Income tax expense was $660,893 for 2013 versus $58,298 for the same period a year ago. The book tax rate was 38.2% for 2013 compared to 23.2% for 2012.

Net income was a record $1,070,995 for 2013 compared to $192,740 for 2012. Earnings per share were a record $0.06 for the twelve months ended December 31, 2013, compared to $0.01 per share for the year 2012.

EBITDA for the full 2013 year was $2,517,063 as compared to $1,053,582 for the same period a year ago. A reconciliation of EBITDA to GAAP Net Income is provided in an attachment to the financial statements.

About OurPet’s Company

OurPet’s Company designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investor and customers may visit www.ourpets.com for more information about our company and its products. OurPet’s websites include www.petzonebrand.com and www.ourpets.com .

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions; growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign currency rates; rising costs for raw materials and sources of supply that may be limited or unavailable from time to time; the timing of orders booked; and the other risks that are described from time to time in OurPet’s SEC reports. For further information, contact:

CONTACTS	INVESTOR RELATIONS
OurPet’s Company	InvestQuest, Inc.

Dr. Steven Tsengas, CEO	Robert Lentz
(440) 343-6500, x111	(614) 876-1900

OurPet's Company

EBITDA -Q4'13 and YTD 2013 vs. prior comparable periods in 2012

EBITDA	Q4'13	Q4'12	Year 2013	Year 2012

Net Income	$375,355	$232,655	$1,070,995	$192,740
Interest	$34,594	39,095	$160,572	$158,269
Tax Expense	$249,734	69,332	$660,893	$58,298
Depreciation	$138,205	156,346	$571,682	$602,576
Amortization	$15,349	10,667	$52,921	$41,418
Total EBITDA	$813,237	$508,095	$2,517,063	$1,053,301

The above table reconciles the Company’s disclosure of Net Income per GAAP with the non GAAP financial measure EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization.) As the investment community has often requested the EBITDA calculation to help them evaluate performance, Management has chosen to provide this disclosure. Although EBITDA is widely used in the investment community as a benchmark to reflect operating performance, financing capability and liquidity, it is not regarded as a measure of operating performance and liquidity under generally accepted accounting principles (“GAAP”). It also does not represent cash flows from operating activities. In addition, the Company’s EBITDA may not be comparable to similar indicators provided by other companies. The Presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss), or any component thereof, in accordance with GAAP.

OURPET'S COMPANY AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

	For the Years Ended		For the Quarter Ended
	December 31,		December 31,
	2013 2012		2013 2012

Net revenue	$21,554,106	$20,160,751	$6,027,389	$5,947,407
Cost of goods sold	14,875,499	14,703,465	4,061,382	4,113,934
Gross profit on sales	6,678,607	5,457,286	1,966,007	1,833,473

Selling, general and administrative expenses	4,960,802	5,044,771	1,394,321	1,480,840

Income (loss) from operations	1,717,805	412,515	571,686	352,633

Other (income) and expense, net	(174,655)	3,208	(87,997)	11,551
Interest expense	160,572	158,269	34,594	39,095
Income before taxes	1,731,888	251,038	625,089	301,987

Income Tax (expense) benefit	(660,893)	(58,298)	(249,734)	(69,332)
Net Income	$1,070,995	$192,740	$375,355	$232,655

Basic and Diluted Net Income (Loss) Per Common Share After Dividend Requirements For Preferred Stock	$0.06	$0.01	$0.02	$0.01

Weighted average number of common and equivalent shares outstanding used to calculate basic and diluted earnings per share	18,256,177	16,223,172	18,943,527	16,114,485

OURPET'S COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
ASSETS
Cash and equivalents	$57,975	$21,269
Receivables, net	2,811,139	2,540,640
Inventories, net	5,876,724	5,665,040
Prepaid expenses	397,268	190,967
Deferred Tax Asset, net	-	93,838
Total current assets	9,143,106	8,511,754

LONG TERM ASSETS
Property and equipment, net	1,891,209	1,996,535
Amortizable Intangible Assets, net	370,850	296,478
Intangible Assets	461,000	461,000
Goodwill	67,511	67,511
Deposits and Other assets	18,003	18,003
Total long term assets	2,808,573	2,839,527

Total assets	$11,951,679	$11,351,281

LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable	$100,000	$100,000
Current maturities of long-term debt	397,575	517,531
Accounts payable	1,169,925	1,610,752
Accrued taxes payable	161,637	-
Other Accrued expenses	699,373	484,063
Total current liabilities	2,528,510	2,712,346

LONG TERM LIABILITIES
Long-term debt - less current portion above	721,389	837,150
Revolving line of credit	1,833,032	2,259,032
Deferred income taxes	245,775	196,435
Total long term liabilities	2,800,196	3,292,617

Total liabilities	5,328,706	6,004,963

Stockholders' Equity	6,622,973	5,346,318

Total liabilities and stockholders' equity	$11,951,679	$11,351,281